EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Infinity Energy Resources, Inc. of our report dated June 15, 2021, relating to the Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Acquired by Infinity Energy Resources, Inc. from Core Energy, LLC, appearing in the Current Report on Form 8-K/A of Infinity Energy Resources, Inc. dated June 15, 2021 for the years ended March 31, 2021 and 2020.

We also consent to the reference to our firm under the heading of “experts” in such Prospectus.

/s/ RBSM LLP

New York, NY
July 21, 2021